Exhibit 99.1

NEWS RELEASE

One North Central Avenue, Phoenix, AZ 85004 (602) 366-8100

For Immediate Release

Contact:	Investors:	Stanton K. Rideout	(602) 366-8589
	Media:	Peter J. Faur	(602) 366-7993

Phelps Dodge Reports Fourth Quarter Net Income of $134.6 Million or $1.42 Per Share
(Includes Extraordinary Gain and Special Items of $49.7 Million, or 52 Cents Per Share)

2003 Fourth Quarter Highlights

•	Fourth quarter net income was $134.6 million ($1.42 per share); fourth quarter 2002 was a net loss of $225.3 million ($2.58 per share)

•	Fourth quarter net income included an after-tax, net special gain of $49.7 million (52 cents per share), including an extraordinary gain on the acquisition of our partner’s share in the Chino mine ($68.3 million, or 72 cents per share - see Note 3); partially offset by a net charge associated with historic environmental claims ($15.4 million, or 16 cents per share) and other charges ($3.2 million, or 4 cents per share); fourth quarter 2002 net loss included after-tax, net special loss of $188.4 million ($2.12 per share) (see Note 1)

•	London Metal Exchange (LME) copper price averaged 93.4 cents per pound in the 2003 fourth quarter, compared with 70.3 cents for the corresponding period in 2002 and 79.5 cents in the 2003 third quarter

•	The New York Commodity Exchange (COMEX) copper price averaged 93.5 cents per pound during the quarter, compared with 70.9 cents for the corresponding period in 2002 and 80.0 cents in the 2003 third quarter

•	Quest for Zero, the company’s comprehensive, lean-production program, achieved $91 million in improvements in the 2003 fourth quarter, bringing the total in 2003 to $330 million; since inception in May 2001 the program has delivered $596 million; the current annualized run rate is approximately $365 million

•	Cash flow from operating activities was $225.3 million for the quarter and $470.5 million for the year ended December 31, 2003, compared with $46.7 million and $348.0 million in the corresponding 2002 periods

•	The Chino Mines Company reclamation plan was approved in mid-December by the New Mexico Energy, Minerals and Natural Resource Department

Consolidated Results (Unaudited)

			Year Ended
	Fourth Quarter		December 31,

(Dollars in millions except per share amounts)	2003	2002	2003	2002

Sales	$1,171.4	895.5	4,142.7	3,722.0
Operating income (loss)	$112.9	(199.8)	205.6	(209.3)
Income (loss) before extraordinary item and cumulative effect of accounting change	$66.3	(225.3)	27.4	(315.2)
Net income (loss)	$134.6	(225.3)	104.1	(338.1)
Income (loss) per share	$1.42	(2.58)	1.01	(4.13)
Cash flow from operating activities	$225.3	46.7	470.5	348.0
Capital expenditures	$45.9	43.8	151.4	130.4
Total debt at period end	$1,959.0	2,110.6	1,959.0	2,110.6
Cash at period end	$683.8	349.8	683.8	349.8

Supplemental Data - Special Items and Provisions (Unaudited)

			Year Ended
	Fourth Quarter		December 31,

(Dollars in millions except per share amounts)	2003	2002	2003	2002

Special Items and Provisions Impacting the Statement of Operations:
Operating income (loss)	$(20.4)	(186.7)	(30.0)	(236.4)
Total, after-tax	$49.7	(188.4)	54.7	(208.9)
Per share	$0.52	(2.12)	0.61	(2.48)

The above table reflects the impact of what management believes are special items and provisions. We view special items as unpredictable and atypical of our operations in the period. We believe consistent identification, disclosure and discussion of such items, both favorable and unfavorable, provide additional information to assess the quality of our performance and our earnings or losses. In addition, management measures the performance of its reportable segments excluding special items. This supplemental data is not a substitute for any U.S. generally accepted accounting principles (GAAP) measure and should be evaluated within the context of our U.S. GAAP results. Our non-GAAP measure of special items may not be comparable to similarly titled measures reported by other companies. See Note 1 to Consolidated Financial Information for details of special items.

Live audio Webcast on January 29 at 9:30 a.m. (EST); visit: www.phelpsdodge.com for more details

PHOENIX, January 29, 2004 – Phelps Dodge Corp. (NYSE: PD) today reported consolidated net income in the 2003 fourth quarter of $134.6 million, or $1.42 per share. Net income included an after-tax, net special gain of $49.7 million, or 52 cents per share. The net special gain resulted primarily from an extraordinary gain on the acquisition of our partner’s one-third share in Chino Mines Company ($68.3 million, or 72 cents per share); partially offset by a net charge associated with historic environmental claims ($15.4 million, or 16 cents per share) and other charges ($3.2 million, or 4 cents per share).

By comparison, the company reported a net loss of $225.3 million in the fourth quarter of 2002, or $2.58 per share. This amount included a special, after-tax net loss of $188.4 million, or $2.12 per share, primarily for asset impairments, a litigation settlement and insurance settlements on historic environmental claims. (See Note 1 to Consolidated Financial Information, “Special Items and Provisions.”)

J. Steven Whisler, chairman and chief executive officer, said: “After nearly six years of lackluster demand and weak prices for our major products, Phelps Dodge benefited in the second half of 2003 from improved market dynamics, continued solid operating performances and the fruits of the many difficult but necessary actions of the past two years. Our fourth-quarter results reflected the healthy copper price improvements between October and December.

“Although we consistently generated significant operating cash flows throughout the recent difficult period, our return to profitability in 2003 is welcome news. Even more encouraging are indications that the current economic recovery is both real and sustainable. Our actions to reduce costs and improve operations through our ongoing Quest for Zero enterprise performance system have positioned us to deliver strong returns.

“Quest for Zero is a way of life within Phelps Dodge. As our businesses move through economic cycles, we understand fully that operational excellence is the demanding path to our ongoing success. We cannot and will not allow better economic times to lull us into operational complacency. We look forward to capitalizing on a number of exciting opportunities and projects in our portfolio.”

Sales

Consolidated sales were $1,171.4 million in the 2003 fourth quarter and $4,142.7 million for the year 2003, compared with $895.5 million and $3,722.0 million in the corresponding 2002 periods. Higher copper prices, higher molybdenum realizations, higher specialty chemical sales and stronger foreign currency translation gains all contributed to increases in the 2003 fourth quarter and the year 2003 sales compared with the respective 2002 periods. Wire and cable sales increased in the 2003 fourth quarter compared with the 2002 fourth quarter, but year 2003 sales decreased compared with year 2002. The increase in wire and cable sales for the 2003 fourth quarter was attributable to higher sales volumes from our overseas units and international markets. The decrease in wire and cable sales for the year 2003 was attributable to lower magnet wire sales volumes in North America; partially offset by higher sales volumes of energy cables in the international markets. Improved specialty chemical sales for the 2003 fourth quarter resulted from higher average unit selling prices principally in Europe due to higher feedstock-related increases, favorable exchange rates and increased volumes in North America.

Phelps Dodge Operations:

Phelps Dodge Mining Co. (PDMC)

PDMC Results (Unaudited)

			Year Ended
	Fourth Quarter		December 31,

(Dollars in millions except unit prices and costs)	2003	2002	2003	2002

Sales	$827.9	600.3	2,828.6	2,485.8
Operating income (loss)	$144.1	(136.2)	265.2	(65.0)
Special items in operating income (loss)	$—	(143.5)	(5.5)	(116.9)
LME copper price (per lb.)	$0.934	0.703	0.807	0.707
COMEX copper price (per lb.)	$0.935	0.709	0.811	0.717
Metals Week molybdenum (per lb.)	$6.35	3.28	5.32	3.77
Copper production (own mines, in thousand tons)	273.3	262.8	1,059.3	1,028.8
Copper sales (own mines, in thousand tons)	270.4	250.5	1,069.3	1,051.1
Molybdenum production (own mines, in million lbs.)	14.3	11.8	52.0	45.0
Molybdenum sales (own mines, in million lbs.)	14.4	11.8	54.2	46.7
Reconciliation of Implied Unit Cost (per lb.) *
Cash implied unit cost of copper production - base operations	$0.439	0.461	0.469	0.473
Exploration, technology and project development	0.032	0.022	0.024	0.016
Shutdown and curtailment expenses	0.027	0.030	0.028	0.027

Implied cash unit cost of copper production	$0.498	0.513	0.521	0.516
Non-cash (depreciation, depletion, amortization and closure accrual)	0.170	0.176	0.159	0.166

Implied full unit cost of copper production	$0.668	0.689	0.680	0.682

* Implied full unit cost of copper production is based on PDMC’s operating margin per pound of copper sold (i.e., PDMC operating income (loss) excluding special items, divided by pounds of PD-mined copper sold, deducted from the LME copper price). Implied cash unit cost of copper production excludes PDMC’s segment depreciation, depletion and amortization and copper mine closure accrual from its operating margin in the above calculation. Cash unit cost of copper production-base operations excludes PDMC’s segment exploration, technology and project development, and shutdown and curtailed expenses. Exploration, technology and project development include expenses related to exploration, pre-feasibility and feasibility studies and process technology. Shutdown and curtailment expenses include costs related to idled facilities at operating properties, care-and-maintenance properties and discontinued operations. Note that our measures of implied unit cost of copper may not be comparable to similarly titled measures reported by other companies.

Operating income of $144.1 million in the 2003 fourth quarter increased $280.3 million compared with the corresponding 2002 period primarily due to higher copper realizations of approximately 23 cents per pound (approximately $125 million), lower special, pre-tax losses of $143.5 million in the 2003 fourth quarter compared with the corresponding 2002 period and a lower implied unit cost of copper production (approximately $11 million). Excluding special items, PDMC’s operating income increased $136.8 million in the 2003 fourth quarter compared with the 2002 fourth quarter.

The implied full and cash unit cost of copper production for the 2003 fourth quarter each decreased approximately 2 cents per pound compared with the corresponding 2002 period. The decreases primarily were due to higher molybdenum realizations and sales volumes (approximately 5 cents per pound) and lower unit depreciation due to higher production volumes (approximately 1 cent per pound). These were partially offset by higher unit cash costs at Tyrone due to the ramp-down of its production (approximately 1 cent per pound), higher growth-related expenses for exploration and project development (approximately 1 cent per pound), higher employee profit sharing costs resulting from the company’s higher earnings (approximately 1 cent per pound) and other costs (approximately 1 cent per pound).

On December 19, 2003, PDMC completed the acquisition of Heisei Minerals Corporation’s one-third general partnership interest in Chino Mines Company, which is now wholly owned by subsidiaries of Phelps Dodge. We began ramping up Chino’s operations late in the 2003 third quarter and expect to maintain operations there for many years. In closing the transaction, Heisei paid us approximately $114 million, including $64 million placed in a trust fund to provide one-third of Chino’s obligations under New Mexico mine reclamation laws. (See further discussion in Note 3.)

Phelps Dodge Industries (PDI)

PDI Results (Unaudited)

			Year Ended
	Fourth Quarter		December 31,

(Dollars in millions)	2003	2002	2003	2002

Sales:
Specialty Chemicals	$164.0	140.5	644.2	548.8
Wire and Cable	179.5	154.7	669.9	687.4

	$343.5	295.2	1,314.1	1,236.2

Operating income (loss):
Specialty Chemicals	$17.3	5.8	54.8	48.1
Wire and Cable	1.0	(4.5)	13.7	(17.5)

	$18.3	1.3	68.5	30.6

Special items in operating income (loss):
Specialty Chemicals	0.5	—	3.7	1.1
Wire and Cable	(2.4)	(0.6)	(2.0)	(23.1)

	(1.9)	(0.6)	1.7	(22.0)

PDI’s 2003 fourth quarter sales of $343.5 million were $48.3 million more than sales in the 2002 fourth quarter. Specialty Chemicals 2003 fourth quarter sales of $164.0 million increased 17 percent compared with the 2002 fourth quarter primarily from stronger foreign currency translation gains in Europe and South America (approximately $16 million), higher average unit selling prices principally in Europe due to higher feedstock-related increases (approximately $4 million) and increased volumes in North America (approximately $5 million). Wire and Cable 2003 fourth quarter sales increased $24.8 million compared with the 2002 fourth quarter primarily as a result of increased demand of energy cables in the international markets (approximately $17 million) and increased sales in North America due to higher metal prices (approximately $7 million); partially offset by lower magnet wire sales volumes in North America (approximately $3 million).

The increase in operating income in the 2003 fourth quarter ($17.0 million) compared with the 2002 fourth quarter was attributable to higher Specialty Chemicals operating income of $11.5 million resulting from higher sales in North America (approximately $2 million) and improved margins principally in Europe and South America (approximately $12 million) driven by favorable exchange rates; partially offset by higher utility costs and depreciation (approximately $3 million). The increase in Wire and Cable operating income of $5.5 million was primarily due to higher sales volumes and better results from our overseas units (approximately $4 million) and greater Quest for Zero im-

provements (approximately $4 million); partially offset by higher special, pre-taxes losses of $1.8 million.

Corporate Matters

The company’s debt at December 31, 2003, totaled $1,959.0 million, compared with $2,020.7 million at September 30, 2003, and $2,110.6 million at year-end 2002. The company’s ratio of debt to total capitalization was 38.4 percent at December 31, 2003, versus 41.0 percent at September 30, 2003, and 42.3 percent at December 31, 2002.

Selling and general administrative expenses of $45.6 million for the 2003 fourth quarter increased $10.5 million compared with the 2002 fourth quarter primarily due to mark-to-market adjustments associated with stock unit plans (approximately $11 million). Selling and general administrative expenses of $148.7 million for the year 2003 increased $24.8 million compared with 2002 primarily due to employee benefits mostly associated with mark-to-market adjustments for stock unit plans ($17 million), higher directors and officers liability insurance premiums (approximately $2 million), higher legal costs (approximately $2 million), and higher expenses associated with sub-leases at vacated offices (approximately $2 million).

Cash flow provided by operating activities was $225.3 million in the 2003 fourth quarter and $470.5 million for the year, compared with $46.7 million and $348.0 million in the corresponding 2002 periods. The increase in the year 2003 of $122.5 million primarily reflected higher copper and molybdenum sales realizations (approximately $145 million); partially offset by payments for an historic Cyprus Amax lawsuit and arbitration award ($48.6 million).

The company’s cash position at December 31, 2003, of $683.8 million reflected an increase of $245.5 million from September 30, 2003, and $334.0 million from December 31, 2002.

On December 3, 2003, Phelps Dodge declared a quarterly dividend of $1.6875 per mandatory convertible preferred share to be paid on February 17, 2004.

Webcast of Conference Call

The public is invited to listen to a live audio Webcast of the company’s fourth-quarter conference call with the financial community on Thursday, January 29, at 9:30 a.m. Eastern Standard Time. Management plans to discuss fourth-quarter and full-year 2003 results and provide its outlook for the 2004 first quarter. Information pertaining to the Webcast can be found at the company’s Web site at http://www.phelpsdodge.com.

Company Profile

Phelps Dodge Corp. is the world’s second-largest producer of copper, a world leader in the production of molybdenum, the largest producer of molybdenum-based chemicals and continuous-cast copper rod, and among the leading producers of magnet wire and carbon black. The company and its two divisions, Phelps Dodge Mining Co. and Phelps Dodge Industries, employ more than 13,000 people in 27 countries.

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors are listed in Management’s Discussion and Analysis in the company’s most recently filed annual report on Form 10-K for the fiscal year ended December 31, 2002, and the quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2003.

###

PHELPS DODGE CORPORATION
STATEMENT OF CONSOLIDATED OPERATIONS
(Unaudited; in millions except per share data)

			Year Ended
	Fourth Quarter		December 31,

	2003	2002	2003	2002

Sales and other operating revenues	$1,171.4	895.5	4,142.7	3,722.0

Operating costs and expenses
Cost of products sold (exclusive of items shown separately below)	865.8	759.5	3,285.1	3,120.5
Depreciation, depletion and amortization	110.7	102.3	422.6	410.2
Selling and general administrative expense	45.6	35.1	148.7	123.9
Exploration and research expense	16.0	11.7	50.7	40.3
Special items and provisions, net (see Note 1)	20.4	186.7	30.0	236.4

	1,058.5	1,095.3	3,937.1	3,931.3

Operating income (loss)	112.9	(199.8)	205.6	(209.3)
Interest expense	(35.9)	(43.6)	(145.8)	(187.0)
Capitalized interest	0.2	—	0.6	—
Early debt extinguishment costs (see Note 6)	—	—	—	(31.3)
Miscellaneous income and expense, net	3.7	—	19.0	2.6

Income (loss) before taxes, minority interests, equity in net earnings of affiliated
companies, extraordinary item and cumulative effect of accounting change	80.9	(243.4)	79.4	(425.0)
Benefit (provision) for taxes on income (see Note 2)	(13.1)	19.1	(47.0)	114.9
Minority interests in consolidated subsidiaries	(2.6)	(1.8)	(7.7)	(7.8)
Equity in net earnings of affiliated companies	1.1	0.8	2.7	2.7

Income (loss) before extraordinary item and cumulative effect of accounting change	66.3	(225.3)	27.4	(315.2)
Extraordinary gain on acquisition of partner’s interest in Chino Mines Company,
net of taxes of $0 in 2003 (see Note 3)	68.3	—	68.3	—
Cumulative effect of accounting change (see Note 4)	—	—	8.4	(22.9)

Net income (loss)	$134.6	(225.3)	104.1	(338.1)
Preferred stock dividends	(3.4)	(3.4)	(13.5)	(9.1)

Income (loss) applicable to common shares	$131.2	(228.7)	90.6	(347.2)

Average number of common shares outstanding - basic	89.4	88.6	88.8	84.1
Basic earnings (loss) per common share before extraordinary item and
cumulative effect of accounting change	$0.70	(2.58)	0.16	(3.86)
Extraordinary gain on acquisition of partner’s interest in Chino Mines Company
(see Note 3)	0.77	—	0.77	—
Cumulative effect of accounting change	—	—	0.09	(0.27)

Basic earnings (loss) per common share	$1.47	(2.58)	1.02	(4.13)

Average number of common shares outstanding - diluted*	95.1	88.6	89.4	84.1
Diluted earnings (loss) per common share before extraordinary item and
cumulative effect of accounting change	$0.70	(2.58)	0.16	(3.86)
Extraordinary gain on acquisition of partner’s interest in Chino Mines Company
(see Note 3)	0.72	—	0.76	—
Cumulative effect of accounting change	—	—	0.09	(0.27)

Diluted earnings (loss) per common share*	$1.42	(2.58)	1.01	(4.13)

BUSINESS DIVISIONS
(Unaudited; in millions)
Sales and other operating revenues - unaffiliated customers
Phelps Dodge Mining Company	$827.9	600.3	2,828.6	2,485.8
Phelps Dodge Industries	343.5	295.2	1,314.1	1,236.2

	$1,171.4	895.5	4,142.7	3,722.0

Operating income (loss)
Phelps Dodge Mining Company	$144.1	(136.2)	265.2	(65.0)
Phelps Dodge Industries	18.3	1.3	68.5	30.6
Corporate and other	(49.5)	(64.9)	(128.1)	(174.9)

	$112.9	(199.8)	205.6	(209.3)

*	Diluted earnings (loss) per common share would have been anti-dilutive for the years 2003 and 2002 and the fourth quarter of 2002 if based on fully diluted shares adjusted to reflect the conversion of mandatory convertible preferred shares to common shares and stock option exercises.

See Notes to Consolidated Financial Information.

PHELPS DODGE CORPORATION
CONSOLIDATED BALANCE SHEET
(Unaudited; in millions except per share prices)

	December 31,	December 31,
	2003	2002

Assets
Current assets:
Cash and cash equivalents	$683.8	349.8
Accounts receivable, net	461.3	391.1
Mill and leach stockpiles	22.4	48.9
Inventories	379.7	398.5
Supplies	150.7	142.8
Prepaid expenses and other current assets	31.0	26.5
Deferred income taxes	61.1	70.6

Current assets	1,790.0	1,428.2
Investments and long-term receivables	144.3	132.3
Property, plant and equipment, net (see Note 5)	4,646.5	4,813.7
Long-term mill and leach stockpiles	89.2	64.3
Deferred income taxes	8.3	11.0
Goodwill	98.4	90.7
Intangible assets (see Note 5)	321.3	345.9
Other assets and deferred charges	169.6	142.9

	$7,267.6	7,029.0

Liabilities
Current liabilities:
Short-term debt	$50.5	35.2
Current portion of long-term debt	204.6	127.0
Accounts payable and accrued expenses	692.7	609.1
Dividends payable	3.4	3.4
Accrued income taxes	56.1	9.4

Current liabilities	1,007.3	784.1
Long-term debt	1,703.9	1,948.4
Deferred income taxes	410.2	430.8
Other liabilities and deferred credits	1,009.5	986.8

	4,130.9	4,150.1

Minority interests in consolidated subsidiaries	70.2	65.3

Shareholders’ equity
Common shares, par value $6.25; 200.0 shares authorized;
91.0 outstanding in 2003 and 88.9 outstanding in 2002	568.5	555.6
Preferred shares, par value $1.00; 6.0 shares authorized;
2.0 outstanding in 2003 and 2002	2.0	2.0
Capital in excess of par value	1,642.5	1,552.1
Retained earnings	1,263.9	1,173.3
Accumulated other comprehensive loss	(400.1)	(458.5)
Other	(10.3)	(10.9)

	3,066.5	2,813.6

	$7,267.6	7,029.0

See Notes to Consolidated Financial Information.

PHELPS DODGE CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited; in millions)

	Year Ended December 31,
	2003	2002

Operating activities
Net income (loss)	$104.1	(338.1)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation, depletion and amortization	422.6	410.2
Deferred income taxes	(1.0)	(9.0)
Proceeds (repayments) from sale of accounts receivable	16.9	(11.6)
Changes in net assets, special items and provisions, and other	(72.1)	296.5

Net cash provided by operating activities	470.5	348.0

Investing activities
Capital outlays	(151.4)	(130.4)
Capitalized interest	(0.6)	—
Investment in subsidiaries and other	49.0	(2.8)
Proceeds from asset dispositions	17.8	33.3
Other investing, net	(2.5)	(40.4)

Net cash used in investing activities	(87.7)	(140.3)

Financing activities
Increase in debt	10.3	21.8
Payment of debt	(157.6)	(819.4)
Preferred dividends	(13.5)	(5.7)
Issuance of shares	80.4	593.6
Other financing, net	31.6	(35.1)

Net cash used in financing activities	(48.8)	(244.8)

Increase (decrease) in cash and cash equivalents	334.0	(37.1)
Cash and cash equivalents at beginning of year	349.8	386.9

Cash and cash equivalents at end of year	$683.8	349.8

See Notes to Consolidated Financial Information.

PHELPS DODGE CORPORATION
FINANCIAL AND OPERATING STATISTICS BY BUSINESS DIVISION
(Unaudited; dollars in millions except copper and molybdenum prices and unit cost)

			Year Ended
	Fourth Quarter		December 31,

	2003	2002	2003	2002

Phelps Dodge Mining Company:
Sales and other operating revenues	$827.9	600.3	2,828.6	2,485.8
Operating income before special items and provisions	$144.1	7.3	270.7	51.9
Special items and provisions (see Note 1)	$—	(143.5)	(5.5)	(116.9)
Operating income (loss)	$144.1	(136.2)	265.2	(65.0)
LME copper price per pound	$0.934	0.703	0.807	0.707
COMEX copper price per pound	$0.935	0.709	0.811	0.717
Implied unit cost of copper production - full	$0.668	0.689	0.680	0.682
Implied unit cost of copper production - cash	$0.498	0.513	0.521	0.516
Copper production (thousand tons):
Morenci:
Electrowon	103.6	99.3	421.2	412.7
Bagdad/Sierrita:
Concentrate	42.9	36.5	160.9	128.4
Electrowon	3.7	7.5	21.7	31.8
Miami/Bisbee:
Electrowon	3.4	4.4	17.8	10.6
Chino/Cobre:
Electrowon	13.5	10.2	39.9	53.8
Tyrone:
Electrowon	12.0	18.4	56.9	69.9
Candelaria:
Concentrate	67.5	56.3	234.5	219.5
Cerro Verde:
Electrowon	22.8	24.6	96.3	95.3
El Abra:
Electrowon	69.5	61.5	249.8	248.2
Other	1.5	5.6	6.6	5.4

Total copper production	340.4	324.3	1,305.6	1,275.6
Less minority participants’ shares (A)	(67.1)	(61.5)	(246.3)	(246.8)

Net Phelps Dodge share	273.3	262.8	1,059.3	1,028.8

Copper sales (thousand tons):
Net Phelps Dodge share from own mines	270.4	250.5	1,069.3	1,051.1
Purchased copper	105.2	109.3	374.5	443.0

Total copper sales	375.6	359.8	1,443.8	1,494.1

Metals Week - molybdenum oxide price per pound	$6.35	3.28	5.32	3.77
Molybdenum concentrate production (million pounds)	14.3	11.8	52.0	45.0
Molybdenum sales (million pounds):
Net Phelps Dodge share from own mines	14.4	11.8	54.2	46.7
Capital expenditures	$30.4	28.4	83.3	93.7
Investment in subsidiaries (B)	$(50.0)	—	(50.0)	—

(A)	Minority participant interests include (i) a 15% undivided interest in the Morenci, Arizona, copper mining complex, (ii) a one-third partnership in Chino Mines Company in New Mexico from January 1, 2003, to December 18, 2003 (see Note 3 to Consolidated Financial Information), (iii) a 20% partnership interest in Candelaria in Chile and (iv) a 49% partnership interest in El Abra in Chile.

(B)	The 2003 fourth quarter and year were reduced by the $50 million of cash received from Heisei in connection with our acquisition of its one-third interest in Chino Mines Company (see Note 3).

PHELPS DODGE CORPORATION
FINANCIAL AND OPERATING STATISTICS BY BUSINESS DIVISION
(Unaudited; dollars in millions)

			Year Ended
	Fourth Quarter		December 31,

	2003	2002	2003	2002

Phelps Dodge Industries:
Sales and other operating revenues - unaffiliated customers:
Specialty Chemicals	$164.0	140.5	644.2	548.8
Wire and Cable	179.5	154.7	669.9	687.4

	$343.5	295.2	1,314.1	1,236.2

Operating income (loss) before special items and provisions:
Specialty Chemicals	$16.8	5.8	51.1	47.0
Wire and Cable	3.4	(3.9)	15.7	5.6

	$20.2	1.9	66.8	52.6

Special items and provisions:
Specialty Chemicals	$0.5	—	3.7	1.1
Wire and Cable	(2.4)	(0.6)	(2.0)	(23.1)

	$(1.9)	(0.6)	1.7	(22.0)

Operating income (loss):
Specialty Chemicals	$17.3	5.8	54.8	48.1
Wire and Cable	1.0	(4.5)	13.7	(17.5)

	$18.3	1.3	68.5	30.6

Capital expenditures	$13.4	14.4	41.0	33.5

PHELPS DODGE CORPORATION
QUEST FOR ZERO

Quest for Zero, the company’s comprehensive, lean-production program, achieved $91 million in improvements in the 2003 fourth quarter and $330 million for the year 2003. The following schedule summarizes Quest for Zero improvements by quarter from the inception of the program in 2001:

(Unaudited; dollars in millions)

	2003
						Cumulative
	First	Second	Third	Fourth		From
	Quarter	Quarter	Quarter	Quarter	Total	Inception

PDMC	$70	67	72	78	287	523
PDI:
Specialty Chemicals	4	5	5	6	20	29
Wire and Cable	5	4	7	7	23	37

	9	9	12	13	43	66
Corporate	—	—	—	—	—	7

Total PDC	$79	76	84	91	330	596

	2002					2001

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total	Total

PDMC	$41	46	46	55	188	48
PDI:
Specialty Chemicals	1	4	1	3	9	—
Wire and Cable	2	3	5	4	14	—

	3	7	6	7	23	—
Corporate	—	—	—	—	—	7

Total PDC	$44	53	52	62	211	55

PHELPS DODGE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

1. Special Items and Provisions

In the fourth quarter of 2003, the company recognized a net special, pre-tax gain of $47.9 million. On an after-tax basis, this gain was $49.7 million (refer to Note 2 for a further discussion of income taxes).

The following schedule summarizes special items for the quarter and year ended December 31, 2003:

(Gains/(losses) in millions except per share)

				Year Ended
	2003 Fourth Quarter			December 31, 2003

	Pre-tax	After-tax	Per	Pre-tax	After-tax	Per
Statement of Consolidated Operations Line Item	Earnings	Earnings	Share	Earnings	Earnings	Share

Special items and provisions, net:
PDMC -
Environmental provisions, net	$—	—	—	(5.5)	(5.2)	(0.06)

	—	—	—	(5.5)	(5.2)	(0.06)

PDI -
Environmental provisions, net	0.5	0.5	0.01	0.9	0.9	0.01
Goodwill impairment charge	(0.9)	(0.9)	(0.01)	(0.9)	(0.9)	(0.01)
Asset impairment charges	(1.7)	(1.7)	(0.02)	(1.7)	(1.7)	(0.02)
Reassessment of prior restructuring programs	0.2	0.2	—	0.2	0.2	—
Termination of foreign postretirement benefit plan	—	—	—	3.2	2.4	0.03

	(1.9)	(1.9)	(0.02)	1.7	0.9	0.01

Corporate and other -
Environmental provisions, net	(16.7)	(15.9)	(0.17)	(23.8)	(22.7)	(0.25)
Environmental insurance recoveries, net	—	—	—	0.5	0.5	0.01
Historic Cyprus Amax legal matters	(1.8)	(1.8)	(0.02)	(2.9)	(2.9)	(0.03)

	(18.5)	(17.7)	(0.19)	(26.2)	(25.1)	(0.27)

	(20.4)	(19.6)	(0.21)	(30.0)	(29.4)	(0.32)

Miscellaneous income and expense, net:
Gain on sale of cost investment	—	—	—	6.4	6.4	0.07

Benefit (provision) for taxes on income:
Tax benefit for additional 2001 net operating loss carryback	—	1.0	0.01	—	1.0	0.01

Gain on acquisition of partner’s one-third interest in Chino Mines Company	68.3	68.3	0.72	68.3	68.3	0.76
Cumulative effect of accounting change (see Note 4)	—	—	—	9.7	8.4	0.09

Total	$47.9	49.7	0.52	54.4	54.7	0.61

The following schedule summarizes special items for the fourth quarter and year ended December 31, 2002:

(Gains/(losses) in millions except per share)

				Year Ended
	2002 Fourth Quarter			December 31, 2002

	Pre-tax	After-tax	Per	Pre-tax	After-tax	Per
Statement of Consolidated Operations Line Item	Earnings	Earnings	Share	Earnings	Earnings	Share

Special items and provisions, net:
PDMC -
December 2002 impairments and provisions:
Asset impairment charges	$(146.5)	(146.5)	(1.65)	(146.5)	(146.5)	(1.74)
Accrued closure costs	(7.0)	(7.0)	(0.08)	(7.0)	(7.0)	(0.08)
Environmental provisions, net	0.9	0.9	0.01	(1.6)	(1.6)	(0.02)
October 2001 restructuring:
Reassessment of employee activities and take-or-pay contracts	0.7	0.7	0.01	5.1	5.1	0.06
Additional retirement benefits	—	—	—	(6.4)	(6.4)	(0.08)
Environmental insurance recoveries, net	8.4	7.1	0.08	16.9	14.3	0.17
Sale of non-core real estate	—	—	—	22.6	22.6	0.27

	(143.5)	(144.8)	(1.63)	(116.9)	(119.5)	(1.42)

PDI -
September 2002 restructuring programs	(0.6)	(0.8)	(0.01)	(23.6)	(23.0)	(0.27)
Environmental provisions, net*	—	—	—	0.3	0.3	—
Reassessment of prior restructuring programs**	—	—	—	1.3	1.3	0.02

	(0.6)	(0.8)	(0.01)	(22.0)	(21.4)	(0.25)

Corporate and other -
Environmental provisions, net	(0.1)	(0.1)	—	(12.7)	(12.7)	(0.15)
Environmental insurance recoveries, net	2.0	1.8	0.02	17.4	14.8	0.18
Historic Cyprus Amax lawsuit settlements	(43.5)	(43.5)	(0.49)	(54.7)	(53.0)	(0.63)
Historic Cyprus Amax arbitration award with regard to Plateau Mining	—	—	—	(46.5)	(45.0)	(0.54)
Legal loss contingency	(1.0)	(1.0)	(0.01)	(1.0)	(1.0)	(0.01)

	(42.6)	(42.8)	(0.48)	(97.5)	(96.9)	(1.15)

	(186.7)	(188.4)	(2.12)	(236.4)	(237.8)	(2.82)

Early debt extinguishment costs	—	—	—	(31.3)	(26.6)	(0.32)

Miscellaneous income and expense, net:
Cost investment write-downs	—	—	—	(1.2)	(1.2)	(0.01)

Benefit (provision) for taxes on income:
Release of taxes provided with regard to Plateau Mining	—	—	—	—	13.0	0.15
Tax benefit for 2001 net operating loss carryback	—	—	—	—	66.6	0.79

	—	—	—	—	79.6	0.94

Cumulative effect of accounting change	—	—	—	(33.0)	(22.9)	(0.27)

Total	$(186.7)	(188.4)	(2.12)	(301.9)	(208.9)	(2.48)

*	Includes reassessment of $0.6 million for prior restructuring programs.

**	Includes $(0.1) million related to an increase in equipment reserve, reflected in net property, plant and equipment.

2. Provision for Taxes on Income

The company’s income tax provision for the 2003 fourth quarter principally resulted from:

•	taxes on earnings at international operations ($16.4 million) that cannot be offset by losses at domestic operations; partially offset by

•	current-year loss carryback benefit for U.S. operations ($2.0 million);

•	tax benefit from additional 2001 net operating loss carryback ($1.0 million); and

•	a benefit from finalizing year-end 2002 estimates in the company’s 2002 tax return ($0.3 million).

The company’s income tax provision for the year 2003 principally resulted from:

•	taxes on earnings at international operations ($57.6 million) that cannot be offset by losses at domestic operations; partially offset by

•	current-year loss carryback benefit for U.S. operations ($5.1 million);

•	tax benefit from additional 2001 net operating loss carryback ($1.0 million); and

•	a benefit from finalizing year-end 2002 estimates in the company’s 2002 U.S. tax return filed in June 2003 ($4.5 million).

3.  Acquisition of Heisei’s Interest in Chino Mines Company

On December 19, 2003, we acquired, through a wholly owned subsidiary, the one-third partnership interest in Chino Mines Company held by Heisei Minerals Corporation (Heisei). Under the terms of the agreement, Heisei paid $114 million, including approximately $64 million that was placed into a trust to fund one-third of Chino’s financial assurance obligations under New Mexico mining reclamation laws. Under the terms of the agreement, the company assumed most ongoing liabilities, however, Heisei retained responsibility for its one-third share of any natural resource damage related claims for matters occurring prior to the date of the agreement and, in certain circumstances, adverse changes in the laws and regulations relating to reclamation.

The acquisition of Heisei’s one-third interest was accounted for as a purchase business combination. Accordingly, the excess of the fair value of the assets received, over the fair value of the liabilities assumed was used to eliminate the fair value of long-lived assets received, with the remaining excess of $68.3 million recognized as an extraordinary gain in the fourth quarter of 2003.

4.  Adoption of New Accounting Standards

Effective January 1, 2003, the company adopted Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations.” With the adoption of this Statement, we recognize asset retirement obligations (AROs) as liabilities when incurred, with the initial measurement at fair value. These liabilities will be accreted to full value over time through charges to income. In addition, an asset retirement cost was capitalized as part of the related asset’s carrying value and will subsequently be depreciated to expense over the asset’s useful life. Upon adoption of this Statement, we recorded an increase to our closure and reclamation reserve of approximately $2.5 million, net, an increase to our mining properties’ assets and intangibles of approximately $12.2 million and a cumulative gain of $8.4 million, net of deferred income taxes. For the quarter and year ended December 31, 2003, the effect of adopting SFAS No. 143 increased income before extraordinary item and cumulative effect of accounting change by approximately $1.4 million, or 2 cents per basic and diluted common share, and $15.9 million, or 18 cents per basic and diluted common share, respectively.

The following table summarizes our asset retirement obligation liability for the quarter and year ended December 31, 2003:

(Unaudited; dollars in millions)

		Year Ended
	2003 Fourth Quarter	December 31, 2003

Beginning balance	$180.9	138.6
Liability recorded upon adoption of SFAS No. 143	—	10.4
New liabilities during the period	16.2	16.8
Accretion expense	3.9	14.7
Payments	(0.6)	(1.8)
Revisions in estimated cash flows	24.8	46.4
Foreign currency translation adjustments	0.1	0.2

Ending balance	$225.3	225.3

During the fourth quarter of 2003, we revised our cash flow estimates for Chino and Tyrone mines ($22.6 million discounted) based on a financial assurance agreement with the New Mexico Environment Department (NMED) and the Mining and Minerals Division of the New Mexico Energy, Minerals and Natural Resource Department finalized in early December 2003. Part of this agreement describes the required accelerated reclamation of certain inactive portions at these mines that will occur over the next 12 years. This accelerated reclamation resulted in the above revision to our discounted cash flow estimates. Additionally, the portion attributed to Tyrone is also consistent with the terms and conditions of a Settlement Agreement entered into with the NMED in October 2003, describing reclamation of Tyrone’s tailing impoundments. Also, during the fourth quarter of 2003, we revised our cash flow estimate at Twin Buttes ($2.2 million discounted) resulting from a change in probabilities due to the property’s lease agreement expiring in the fourth quarter of 2003. Additionally, a new liability for the acquisition of the one-third portion of Chino Mines Company was recorded ($15.8 million discounted). The impact of these changes in estimates resulted in a $2.2 million charge to operations for the quarter ended December 31, 2003.

The pro forma effects of the application of SFAS No. 143 as if this Statement had been adopted on January 1, 2002, are presented below:

(Unaudited; dollars in millions except per share data)

	Fourth	Year Ended
	Quarter	December 31,

	2002	2003	2002

Income (loss) before cumulative effect of accounting change as reported	$(225.3)	27.4	(315.2)
Reduced cost of products sold, net of tax	11.3	—	25.7
Additional depreciation expense, net of tax benefit	(0.5)	—	(1.9)

Pro forma income (loss) before extraordinary item and cumulative effect of accounting change	$(214.5)	27.4	(291.4)

Income (loss) per common share before extraordinary item and cumulative effect of accounting change:
Basic and diluted - as reported	$(2.58)	0.16	(3.86)
Basic and diluted - pro forma	$(2.46)	0.07	(3.57)
Net income (loss) as reported	$(225.3)	104.1	(338.1)
Pro forma net income (loss)	$(214.5)	95.7	(314.3)
Income (loss) per common share:
Basic - as reported	$(2.58)	1.02	(4.13)
Basic - pro forma	$(2.46)	0.93	(3.84)
Diluted - as reported	$(2.58)	1.01	(4.13)
Diluted - pro forma	$(2.46)	0.92	(3.84)

Effective January 1, 2002, the company adopted SFAS No. 142, “Goodwill and Other Intangible Assets.” Under SFAS No. 142, goodwill and intangible assets that have indefinite useful lives will not be amortized but rather tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives. Upon completion of the transitional impairment tests, the fair value of three of the company’s international Wire and Cable reporting units were determined to be less than the reporting units’ carrying amount. The resulting impairment loss recognized upon adoption of SFAS No. 142 in the first quarter of 2002 was $33.0 million, pre-tax ($22.9 million, after-tax) and was recognized as a cumulative effect of a change in accounting principle.

The changes in the carrying amount of goodwill for the year ended December 31, 2003 and 2002 were as follows:

(Unaudited; dollars in millions)

	Specialty	Wire and
	Chemicals	Cable
	Segment	Segment	Total

Balance as of December 31, 2001	$88.5	54.6	143.1
Impairment losses upon adoption of SFAS No. 142	—	(33.0)	(33.0)
Foreign currency translation adjustments	(19.4)	—	(19.4)

Balance as of December 31, 2002	69.1	21.6	90.7
Impairment loss	—	(0.9)	(0.9)
Foreign currency translation adjustments	8.6	—	8.6

Balance as of December 31, 2003	$77.7	20.7	98.4

5.  Reclassification of Intangible Assets

As a result of discussions the company had with the Staff of the Securities and Exchange Commission regarding the balance sheet classification of certain mining concessions, primarily mining concessions containing proven and probable ore reserves and mineralized material at the company’s South American mines, and whether such assets constitute tangible or intangible assets, the company has reclassified its mining concessions as intangible assets and previously reported historical amounts also have been reclassified for comparative purposes. Historically, the company has classified such assets less the related accumulated depreciation, depletion and amortization, as “Property, plant and equipment, net” on its consolidated balance sheet. These assets will continue to be amortized over their respective useful lives. The reclassifications had no effect on the company’s net loss or shareholders’ equity.

6.  Reclassification of 2002 Extraordinary Item

In April 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 145, “Recission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” Under SFAS No. 4, all gains and losses from extinguishment of debt were required to be classified as an extraordinary item, net of related income tax effect. This Statement eliminates SFAS No. 4 and, thus, the exception to applying Accounting Principles Board (APB) No. 30 to all gains and losses related to extinguishment of debt. As a result, gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria in APB No. 30. This Statement was adopted by the company on January 1, 2003. As a result of this Statement being adopted, we have reclassified the 2002 third quarter extraordinary item for debt extinguishment to a recurring item.